Exhibit 10.54

Term Sheet for Providing License, Services and Collaboration

Prepared and Signed in Tel-Aviv on March 5, 2012

Between:

XTL Biopharmaceuticals Ltd.

Domiciled at 85 Medinat Hayehudim Street, Herzliya Pituach, 46766

(Hereinafter: "the Company")

As the First Party;

And:

Clalit Health Services

Domiciled at 101 Arlozorov Street, Tel-Aviv

(Hereinafter: "Clalit")

As the Second Party;

And:

Mor Research Application Ltd.

Domiciled at 38 Habarzel Street, Tel-Aviv, 69710

(Hereinafter: "Mor")

As the Third Party;

Whereas:	Clalit Research Institute (hereinafter: "the Institute"), which acts under Mor, is performing scientific studies for Clalit based, among others, on the analysis of data stored in Clalit's databases (hereinafter: "the Databases");

Whereas:	Mor serves as Clalit's commercial channel and has the technologies and scientific knowledge in the biotechnology, pharma and diagnostics fields;

Whereas:	The Company is a pharmaceutical company listed for trade on the Tel-Aviv Stock Exchange which develops drugs for various diseases;

Whereas:	The Parties are interested in strategically collaborating in producing and analyzing data (hereinafter: "the Data") and in producing scientific reports based on these Data (hereinafter: "the Contents") from the Databases pertaining only to the technologies originating from Clalit's inventions and patents that are commercialized by Mor (hereinafter: "Clalit's Technologies");

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Whereby it was Agreed, Declared and Conditioned between the Parties as follows:

1.	General

1.1	The preamble and appendices to this Agreement form an integral part thereof.

1.2	The Parties hereby represent and warrant that the contents of this contract reflect all the issues agreed upon and conditioned between them in full and that the Parties will not be bound by any assurances, publications, representations, presentations, implications and verbal and/or written undertakings that are not included in this Agreement and that have been reached prior to its signing, if any.

1.3	The section headlines have been drafted merely for the convenience of the Parties; they do not form part of the Agreement nor are they to be used for interpreting the Agreement.

1.4	Any change to the contract and any agreement, understanding, presentation, waiver and extension will be performed in advance and in writing.

2.	License terms

2.1	Clalit hereby grants the Company the right to receive from the Institute the Contents based on Data from the Clalit's Databases in connection with Clalit's Technologies for projects whose contents will be agreed upon between the Parties in advance and in writing (hereinafter: "the Project(s)"). Any agreement regarding the Contents of a certain Project or Projects which describes the nature and objective of the Project, the type of services to be rendered by the Institute, the manpower needed for the Project, schedules, liability and insurance and the consideration payable by the Company to the Institute for the Project (as detailed below) will be attached to this Agreement as an appendix.

2.2	In cases in which the Contents required for the Project cannot be obtained within a reasonable timeframe for a scientific, business, operational or legal reason, the Institute will be entitled to refuse to perform the Project(s) and the Company shall not have any argument or claim against the Institute and/or Mor in this respect. Without derogating from the general nature of the aforesaid, if the Company and the Institute fail to reach agreement regarding the Contents of a certain Project, the Project will not be carried out and the Company shall have no argument or claim in this respect.

3.	The consideration

In return for the usage right underlying this Agreement, the Company will pay the Institute the cost basis of producing and analyzing the Data and producing the scientific reports based on the Data analysis (the Contents) as above, as estimated by the Institute and as specified in the relevant Project appendix, plus 10% royalties calculated according to the amount of royalties to which Mor is entitled pursuant to its agreement with the Company regarding Clalit's Technologies commercialized by Mor and that are paid in addition to the royalties payable by the Company to Mor.

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4.	Non-exclusivity

4.1	This Agreement does not grant the Company any rights, unless expressly stated otherwise herein.

4.2	The Company is aware that the engagement underlying this Agreement represents a term sheet engagement only and that the Institute is not obligated to perform a specific number of Projects (if at all) and the Company hereby waives any argument or claim in this respect.

4.3	The Company is also aware that the engagement underlying this Agreement does not grant the Company a right to any exclusivity and does not limit, confine or prevent the Institute from operating in any area of activity at its discretion.

4.4	Notwithstanding the aforementioned in this section 4, the Institute will not be allowed to make any commercial use of the Contents of the Projects agreed upon between the Institute and the Company and for which the consideration has been paid, as detailed in section 3 above. For the removal of doubt, this subsection 4.4 does not impair the Institute's right to use the Data underlying the Contents mentioned in this subsection 4.4 without any restriction.

5.	The Parties' representations and warranties

5.1	Clalit hereby represents and warrants that it has guided the Institute to engage in analyzing the Databases for the purpose of producing data and insights and to promote Clalit's strategic objectives and has allowed it to do so under the limitations of applicable laws.

5.2	Clalit and Mor hereby represent and warrant that to the best of their knowledge, there is no legal and/or factual and/or other impediment which prevents them from entering into this Agreement under its current conditions and from meeting all their obligations thereunder.

5.3	The Company hereby represents and warrants that there is no legal and/or factual and/or other impediment which prevents it from entering into this Agreement under its current conditions and from meeting all its obligations thereunder.

6.	Confidentiality and Databases

The Company, including its employees and anyone engaged on its behalf, hereby undertakes to maintain in complete confidentiality any data or information which reaches it as a result of and/or in connection with this Agreement, not to transfer it to any other party and not to use it other than for the purpose of meeting its obligations pursuant to this Agreement, both during the Agreement period and thereafter for an indefinite period. The Company will guarantee the fulfillment of this undertaking by its employees and anyone engaged on its behalf. The Company undertakes to sign a letter of liability on its behalf in respect of the Company's, the managers' and the employees' duty to maintain the confidentiality of the information made available to them as customary for Clalit, see Appendix A hereby attached.

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7.	Employer-employee relations

The Parties hereby represent and warrant that this Agreement creates a contractor-customer relationship between them only and that they will have no partnership, trust or employer-employee relations whatsoever.

8.	Agreement term and termination

Each party will be entitled to terminate this Agreement at any time by providing the counterparties a written notice one hundred and eighty (180) days in advance. The Parties will conclude Projects whose performance has begun prior to the termination of the Agreement under the relevant terms.

9.	Miscellaneous

9.1	The Parties will sign additional documents as reasonably required for the adoption and performance of this Agreement.

9.2	The Company may not assign and/or transfer this Agreement, in whole or in part, or any benefit granted thereby, to another, whether with or without consideration, unless it has obtained Clalit's advance written consent.

9.3	The agreement of any of the Parties to deviate from any condition mentioned herein, either in a specific case or in a series of cases, will not represent a precedent and will not have the same bearing on other cases in the future.

9.4	If either of the Parties fails to enforce or late enforces a certain right of the rights conferred to it pursuant to this Agreement and/or applicable laws, either in a specific case or in a series of cases, will not be viewed as waiver of said right or of any other rights.

9.5	Notices regarding this Agreement will be delivered by registered mail or to the Parties' domiciles as stated in the preamble to this Agreement (or to any other domicile as notified in writing) and any such notice will be viewed as if it has been delivered to the addressee at the elapse of three (3) business days from the date of delivery via registered mail.

9.6	Each Party shall bear any applicable tax payment in connection with this Agreement pursuant to the law.

9.7	The court residing in Tel-Aviv-Jaffa or in the central district shall have the exclusive local jurisdiction to discuss any matters relating to or resulting from this Agreement and the Parties hereby waive their right to apply to any other court not residing in Tel-Aviv-Jaffa or in the central district in advance.

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In Witness whereof, the Parties hereby provide their Signatures as mentioned above:

/s/ David Grossman, Ronen Twito	/s/ Michal Ofer
XTL Biopharmaceuticals Ltd.	Clalit Health Services

/s/ Pinhas Ben-Elazar
Mor Research Application Ltd.

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